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                                                                       EXHIBIT 8






                                 March 19, 1999



Pennsylvania Real Estate Investment Trust
455 Pennsylvania Avenue, Suite 135
Fort Washington, PA  19034

Ladies and Gentlemen:

                    You have requested our opinion concerning certain federal income tax matters in connection with the preparation of a Prospectus for Pennsylvania Real Estate Investment Trust, a Pennsylvania business trust (the "Trust"), with respect to the offering and sale of shares of beneficial interest in the Trust by holders identified under the caption "Selling Shareholders" in the Prospectus . Terms used herein and not otherwise defined are as defined in the Prospectus by holders identified under the caption "Selling Shareholders" in the Prospectus.

                    This opinion is based, in part, on various assumptions and the representations made by you as to factual matters set forth in the Prospectus and in a letter delivered to us by you today. This opinion is also based upon the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations promulgated thereunder and existing administrative and judicial interpretations thereof, all as they exist as of the date of this letter. All of the foregoing statutes, regulations and interpretations are subject to change, in some circumstances with retroactive effect. Any changes to the foregoing authorities might result in modifications of our opinions contained herein.

                    Based on the foregoing, we are of the opinion that:

                    1. For all years as to which the Trust's tax returns remain open for adjustment by the Internal Revenue Service, the Trust has been organized in conformity with the requirements for qualification as a "real estate investment trust" under the Code, and the Trust's method of operation, as described in the representations referred to above, has been such as to enable it to meet, and to continue to meet, the requirements for qualification and taxation as a "real estate investment trust" under the Code.

                    2. The statements in the Prospectus set forth under the caption "Federal Income Tax Considerations," to the extent such statements constitute matters of law, summaries of legal matters or legal conclusions, have been reviewed by us and are accurate in all material respects.

                    We express no opinion with respect to the transactions described in the Prospectus other than those expressly set forth herein. This opinion represents our best legal judgement, but it has no binding effect or official status of any kind, and no assurance can be given that contrary positions may not be taken by the Internal Revenue Service or a court.

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                    We hereby consent to the filing of this opinion with the
Securities and Exchange Commission and to the references to our firm in the Prospectus under the captions "Federal Income Tax Considerations and "Legal Matters." In giving this consent, we do not admit that we come within the categories of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

                    Sylvan M. Cohen, founder, Chairman of the Board and a principal shareholder of the Trust, is "of counsel" to this firm.


                                              Very truly yours,

                                              /s/ Drinker Biddle & Reath LLP
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                                              DRINKER BIDDLE & REATH LLP

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